Exhibit 16.1

February 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Snap Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 11 of Form S-1 of Snap Inc. dated February 2, 2017. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 601 South Figueroa Street, Los Angeles, CA 90017

T: (213) 356 6000, F: (813) 637 4444, www.pwc.com/us

Dismissal of Independent Registered Public Accounting Firm

We dismissed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm on March 3, 2016. The decision to dismiss PwC was approved by our board of directors.

The report of PwC on the financial statements for the fiscal year ended December 31, 2014 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. PwC did not audit our consolidated financial statements for any period subsequent December 31, 2014.

During our fiscal year ended December 31, 2014, and the subsequent period through March 3, 2016, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our consolidated financial statements for the year ended December 31, 2014, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the following material weaknesses identified in our internal control over financial reporting.

The material weaknesses were identified due to the lack of sufficient qualified accounting personnel, which led to incorrect application of generally accepted accounting principles, insufficiently designed segregation of duties and insufficiently designed controls over business processes, including the financial closing and reporting processes with respect to the development of accounting policies, procedures and estimates. The board of directors discussed the material weaknesses with PwC. We have authorized PwC to respond fully to the inquiries of the successor accountant concerning the subject matter of each of such reportable events.

We have provided PwC with a copy of the disclosures set forth under the heading “Changes in Independent Registered Public Accounting Firm” included in this prospectus and have requested that PwC furnish a letter addressed to the SEC stating whether or not PwC agrees with statements related to them made by us under the heading “Change in Independent Registered Public Accounting Firm” in this prospectus. A copy of that letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.